Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BCB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Other(1)	1,000,000	$12.37	(1)	$12,365,000.00	(1)	$0.00011020	$1,362.62

Total Offering Amounts									$1,362.62

Total Fees Previously Paid									N/A

Total Fee Offsets									N/A

Net Fee Due									$1,362.62

(1)

Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low sale price per share of the common stock, no par value, of BCB Bancorp, Inc. (“Common Stock”) as reported on the Nasdaq Global Market on July 21, 2023.

(2)

This registration statement covers a total of 1,000,000 shares of Common Stock reserved for issuance under the BCB Bancorp, Inc. 2023 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.